Exhibit 23.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have audited the accompanying supplemental consolidated balance sheets of Hubco, Inc. (a New Jersey corporation) and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evience supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statments referred to above present fairly, in all material respects, the financial position of Hubco, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principals.


                                                   ARTHUR ANDERSEN LLP


Roseland, New Jersey
September 28, 1998